UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	September 25, 2018

MEDITE CANCER DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
333-143570	36-4296006
(Commission File Number)	(IRS Employer Identification No.)

10524 Moss Park Rd., Ste. 204-357
Orlando, FL	32832
(Address of Principal Executive Offices)	(Zip Code)

(407) 996-9630
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On September 25, 2018, the Company entered into a Second Amendment to Forbearance Agreement with GPB DEBT HOLDING II, LLC (“Lender”), whereby the Lender agreed to forbear its exercise of registration rights pursuant to Section 4.9 of the Securities Purchase Agreement dated September 26, 2017 (“SPA”), until November 30, 2018.

Item 5.02 Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

On September 25, 2018, the Board of Directors (the “Board”) of MEDITE Cancer Diagnostics, Inc. (the “Company”) accepted the resignation of Stephen Von Rump as Interim Chief Financial Officer of the Company. Mr. Von Rump will continue to serve as the Chief Executive Officer, President and Director of the Company.

On September 25, 2018, the Board appointed Gary Pickett to the position of Chief Financial Officer of the Company to serve until his resignation or termination. Mr. Pickett entered into an Employment Agreement with the Company on September 25, 2018, whereby he will receive an initial annual salary of $90,000, which shall be increased to $120,000 per year commencing on January 1, 2019. Mr. Pickett’s Employment Agreement shall continue until August 30, 2020 unless sooner terminated or extended. Mr. Pickett shall be eligible to participate in the Company’s Stock Option Plan, and Options shall be issued to Mr. Pickett within 30 days from the date of the Employment Agreement in an amount to be determined by the Board. Mr. Pickett shall also be eligible for annual bonuses based upon criteria established by the Board.

Gary Pickett, Age 67, Chief Financial Officer

Gary Pickett has over 38 years management experience including 11 years as a Chief Financial Officer, 3 in a private company and 8 years in a microcap publicly traded medical manufacturing company. As a CFO he was responsible for raising equity, debt refinancing, financial analysis and reporting to the board plus management and investors. From June 2015 through April 2018, Mr. Pickett served as Chief Financial Officer of Apex Executive Jet Center located in Melbourne Florida. He was responsible for planning, forecasting, cash management and financial reporting results to Board and Company President, and he was also responsible for funding, reporting and managing and successfully completing a $3.6 million new hangar development. From March 2006 through June 2014, Mr. Pickett served as Chief Financial Officer to Bovie Medical Corporation located in Clearwater, Florida. He was responsible for all the financial requirements of the Company including, but not limited to, SEC reporting, banking relationships and raising capital, internal controls in accordance with Sarbanes-Oxley and reporting the financial results to the Board of Directors and management. Mr. Pickett’s achievements while at Bovie Medical Corporation included successful completion of two equity raises of $3 million and $7 million, negotiation and completion of asset purchase agreement of Canadian operations, and the successful completion of an Industrial Revenue Bond financing and multiple bank re-financing. From October 2003 through June 2005, Mr. Pickett serves as Vice President and Corporate Controller of Progress Rail of Albertville, Alabama, From December 2000 through October 2003, Mr. Pickett serves as Director of Financial Operations for Progress Energy of Raleigh, North Carolina. From April 1984 through December 2000, Mr. Pickett served in various management positions for Florida Power Corporation of St. Petersburg, Florida. From 1981 through April 1984, Mr. Pickett served as an Auditor for Grant Thornton of St. Petersburg, Florida. From November 1974 through February 1979, Mr. Pickett served as a Field Artillery Officer for the United States Army at Fort Polk, Louisiana. Mr. Pickett has a BS Degree in Social Science Education from the University of North Dakota. He has a BS Degree in Accounting from Florida State University and an MBA in Finance and Accounting from the University of Tampa. Mr. Pickett is a Certified Public Accountant and a Certified Internal Auditor. Except for Bovie Medical Corporation, Mr. Pickett has not served as an officer or director to any company required to file reports with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

10.1	Form of Second Amendment to Forbearance Agreement
10.2	Form of Gary Pickett Employment Agreement
99.1	Resignation Letter of Stephen Von Rump

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDITE CANCER DIAGNOSTICS, INC.

Date: October 1, 2018	By:	/s/ Stephen Von Rump
Stephen Von Rump
Chief Executive Officer